Exhibit 10.17

Convertible Loan

between

Mr. Dietmar Hopp, Johann-Jakob-Astor-Str. 57, 69190 Walldorf

- hereinafter also referred to as “Lender” -

and

CureVac AG, Paul-Ehrlich-Str. 15, 72076 Tübingen

- hereinafter also referred to as “Borrower” -

Preamble

For the purposes of the financing of the business of the Borrower, the Lender has granted the Borrower a loan in an amount of EUR 50 million (“Convertible Loan I”) by agreement dated 3rd May 2019 (“Agreement regarding a Convertible Loan”). The Convertible Loan I has already been disbursed completely.

The Lender is willing to grant the Borrower a further loan in an amount of USD 70 Mio. (“Convertible Loan II”) (Convertible Loan I and Convertible Loan II together also the “Convertible Loans” or “Loans”

The following provisions and conditions shall be applicable for both, the Convertible Loan I and the Convertible Loan II with the effect that the Agreement Regarding a Convertible loan I terminates.

Pursuant hereto, the Parties agree as follows:

1	Granting of the Convertible Loan II

1.1	The Lender grants the Borrower another loan with a conversion option in a nominal amount of EUR 63.926.900,00 (equivalent to USD 70 million calculated on the basis of the exchange rate relevant on the date of conclusion of this agreement), the Convertible Loan II

1.2	The Borrower has the right to use the Convertible Loan II in two tranches of EUR 20 milion each and one final tranche of EUR 23.926.900,00 until 31 December 2021 if Borrower’s cash balance falls below EUR 15 million.

1.3	The Lender shall pay the respective requested tranche within ten working days upon receipt of the written request of the Borrower to the account of the Borrower at Deutsche Bank Stuttgart, IBAN : DE96 6407 0085 0034 6361 00, BIC: DEUTDESS640.

1.4	The Lender is entitled to assign and transfer its rights and obligations from this agreement in total or in part to company which is directly or indirectly affiliated with the Lender and/or a member of the family of the Lender according to Paragraph 15 German Stock Corporation Act (Aktiengesetz - AktG)

2	Interest

The Loans shall bear interest in the amount of 8.0% p. a. and shall be calculated to the exact date. The interest shall be added to the amount of the Loans and be due with the Loans. Compound interest shall not be due.

3	Term

The Convertible Loans are granted for an indefinite term.

4	Repayment or conversion of Convertible Loans

4.1	The Lender is entitled to terminate the Convertible Loans at any time in full or in part, however not before 31 December 2021.

4.2	If in the time until 31 December 2021 the Borrower (i) initiates or concludes the acquisition of a company or a sale or merger with another company of an affiliate, in which the entire business or the majority of the assets of the Borrower are transferred to, or is acquired or sold or merges with another company or (ii) carries out a capital increase (including the issuance of convertibles), the Lender is entitled to terminate the Convertible Loans with immediate effect.

4.3	Only in the case of a termination according to Sec. 4.1 and 4.2 (i), the Convertible loans shall be actually repaid within one month of receipt of the termination letter by the Lender. In the case of a termination according to Sec. 4.2(ii) the Lender has rights and obligations according to Sec. 4.5.

4.4	The Borrower is entitled to terminate the Convertible Loans if the Borrower executes a cross over financing round in direct or indirect preparation of an IPO.

4.5.	To the extent permissible under the existing Investment and Shareholders’ Agreement by and between the Borrower, dievini Hopp BioTech holding GmbH & Co. KG, a company affiliated with the Lender and all other shareholders of the Borrower, the Lender or its legal successor according to Section 1.4 of this agreement after a termination according to Section 4.1 or 4.2 (i) is, instead of its claim to the repayment of the Convertible Loans, entitled to fully or partially contribute his eventual repayment claims (including the claims for payment of interests) in the context of a capital increase of the Borrower as contribution in kind.

If the Borrower makes use of its termination right according to Section 4.4 and in case of a termination according to Section 4.2 (ii) and to the extent permissible under applicable law as well as the existing Investment and Shareholders’ Agreement by and between the Borrower, dievini Hopp BioTech holding GmbH & Co. KG, a company affiliated with the Lender and all other shareholders of the Borrower, the Lender is obliged to (i) fully contribute his repayment claim (including all payment claims regarding interests) in the context of a capital increase of the Borrower as contribution in kind or (ii) to contribute an amount equivalent to his repayment claim (including all payment claims regarding interests) in the context of a capital increase of the Borrower as cash contribution; in case of (ii) the Convertible Loans shall be actually repaid according to Sec. 4.3 first sentence. All conditions of such capital increase shall apply accordingly for the contribution in kind.

4.6.	The Lender and the Borrower agree that the before mentioned option to contribute the repayment claims does not constitute a commitment of the Borrower regarding the subscription of new stock, which would be invalid pursuant to § 187 para. 2 German Stock Corporation Act.

5	Subordination

5.1	In order to avoid a potential over indebtedness of the Borrower, the Lender hereby subordinates its claim of repayment of the Convertible Loans to all existing and future claims of the other creditors of the Borrower. Repayments of the Convertible Loans shall only be made from future annual net income, net income from winding up or from other net income which exceeds the debts of the Borrower. The subordinated claim of the Lender shall be fulfilled only simultaneously and pro rata with the repayment claims of capital contribution by all other shareholders of the Borrower and together with those claims for which a declaration of subordination has been given. This shall also apply in the case of the Borrower’s insolvency.

5.2	This subordination shall become invalid as soon as and to the extent an over indebtedness of the Borrower is not any more given or would have not been given without subordination.

6	Final provisions

6.1	This agreement fully replaces the Agreement regarding a Convertible Loan.

6.2	Insofar as individual provisions of this agreement are or become invalid or unenforceable or this agreement is incomplete, this shall not affect the effectiveness of the remaining provisions of this agreement. Instead of such invalid or unenforceable provisions, such valid provision shall be deemed to be agreed upon as the Parties had foreseeably concluded, had they known of the invalid, unenforceable or omitted provisions at the time of conclusion of this agreement. Insofar as a provision is or becomes invalid as to the scope of performance agreed upon, this scope of performance shall be amended so that it becomes legally permissible.

6.3	Changes and modifications to this agreement must be made in writing for these to take effect, insofar as the notarial form is not required. This also applies to the waiver of the written form requirement itself.

6.4	Place of jurisdiction for disputes arising from this agreement is – insofar as legally permissible – Mannheim.

6.5	The German version of this agreement is authoritative. The English version is a convenience translation for information purposes only.

24. October 2019	24. October 2019

/s/ Dietmar Hopp	/s/ CureVac AG
Dietmar Hopp	CureVac AG

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